Exhibit 1.01

CONFLICT MINERALS REPORT

INNOVIZ TECHNOLOGIES LTD.

IN ACCORDANCE WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

Introduction

This Conflict Minerals Report (the “Report”) of Innoviz Technologies Ltd. (“Innoviz”, the “Company”, “we” or “us”) for the year ended December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule” and the “Exchange Act” respectively). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are currently limited to tantalum, tin, tungsten and gold (“Conflict Minerals” or “3TG”). The Rule imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals that are necessary to the functionality or production of their products. The Rule requires such registrants to conduct in good faith a reasonable country of origin inquiry (“RCOI”) with respect to the sourcing of the Conflict Minerals designed to determine whether any of the necessary Conflict Minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary Conflict Minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, then the registrant must conduct due diligence to determine if the necessary Conflict Minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries and describe such due diligence measures in a Conflict Minerals Report to be attached as an exhibit to its Form SD.

Innoviz is committed to responsible sourcing of minerals and has taken action to increase transparency in its supply chain and ensure responsible procurement by its suppliers as shall be further described herein.

Innoviz has not voluntarily elected to describe any of its products as “DRC conflict free,” and for this reason, as permitted by the Rule and the SEC, this Report has not been audited by an independent private sector auditor.

Company and Products overview

We are a leading Tier-1 direct supplier of high-performance, automotive grade LiDAR sensor platforms and complementary software stacks. Our solutions are designed to bring enhanced vision and superior performance to enable Physical AI through safe autonomous driving and other perception-focused applications at a mass scale.

Our product portfolio encompasses LiDAR sensor hardware and complementary software stack designed to improve existing vehicle features and enable new levels of vehicle automation for passenger car, commercial vehicle and non-automotive applications. Our product offerings include:

(1) InnovizOne LiDAR - a solid-state LiDAR sensor designed for automakers and robotaxi, shuttles, truck and delivery companies requiring an automotive-grade, mass-producible solution. Purpose-built to be rugged, affordable, reliable, low-power, lightweight and designed for seamless integration into Level 2+ through 5 autonomous vehicles. Classified as laser class 1 under IEC 60825-1; (2) InnovizTwo Long-Range - our second-generation high-performance automotive-grade LiDAR sensor offers a fully featured solution designed for all levels of autonomous driving. It also features significant cost reduction and improved range performance compared to InnovizOne; and (3) InnovizTwo Short- to Mid-Range – Our second-generation automotive-grade LiDAR sensor provides wide field of view coverage from 0.2m to 100m, and is designed for Level 3 consumer vehicles and Level 4 commercial applications. Based on InnovizTwo platform technology, leveraging its industrial maturity.

Our proprietary LiDAR architecture focuses on developing a full LiDAR solution critical component designed in-house rather than using off-the-shelf commodity components. We have utilized automotive-grade contract manufacturers and vendors from an early stage, which has added to our manufacturing know-how and instilled discipline and quality in our development process.

InnovizTwo units are manufactured at our headquarters and at the facilities of our contract manufacturing partners. We have entered into arrangements with contract manufacturers with automotive-grade facilities to support volume production as customer demand increases. Our operations and quality assurance teams manage sourcing, calibration, testing and quality control across all production sites. We source components from a variety of third-party manufacturers; prices and availability may be impacted by changes in supply and demand and other market factors.

Reasonable Country of Origin Inquiry (RCOI)

Due to our presumption that 3TG related materials are necessary to the functionality or production of products manufactured, or contracted to be manufactured, by us during 2025, we performed an RCOI to determine whether the Conflict Minerals in our products originated from the DRC or Covered Countries and whether such Conflict Minerals come from recycled or scrap sources.

The products that we manufacture, or contract to manufacture, are highly complex, and typically contain thousands of components from many manufacturers. We have an extensive and varied supply chain and do not have a direct relationship with Conflict Minerals smelters or refiners.

In this regard, we do not purchase Conflict Minerals directly from mines, smelters or refiners, and there are many third parties in the supply chain between the original sources of Conflict Minerals and the ultimate manufacture of our products and therefore, we are considered as a “downstream” company.

Furthermore, due to the foregoing, tracing 3TG related minerals to their sources is a challenge that requires us to rely on our direct manufacturers and suppliers (“Suppliers”) in our efforts to achieve supply chain transparency, including obtaining information regarding the origin of the Conflict Minerals. Accordingly, to gather information from our Suppliers, we utilized, through a third party, a standard template for Conflict Minerals reporting designed by the Responsible Minerals Initiative (“RMI”) known as the Conflict Minerals Reporting Template (the “CMRT”). We relied on our Suppliers to complete the CMRT to provide information on the origin of the Conflict Minerals contained in products supplied to us – including information regarding the sources of Conflict Minerals that are supplied to our Suppliers. In addition, with respect to the certification of smelters or refiners as conflict-free, we have relied upon the latest findings of the RMI’s Responsible Minerals Assurance Process (the “RMAP”).

Based on the information obtained in the RCOI and taking into account the complexities of our supply chain, we concluded that we did not have sufficient information to determine the country of origin of the Conflict Minerals in our products and were unable to rule out the possibility that Conflict Minerals used in our products originated, or may have originated, from the DRC or Covered Countries. Therefore, in accordance with the Rule, we undertook due diligence on the source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of our products during 2025. There is a certain overlap between our RCOI efforts and our due diligence measures performed.

Due Diligence

Design of Due Diligence Framework

Our due diligence measures have been designed, in all material respects, to conform as far as practicable with the internationally recognized due diligence framework prescribed by the Organization for Economic Co-operation and Development (“OECD”), known as “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” and related supplements for Conflict Minerals (the “OECD Due Diligence Guidance”).

Due Diligence Measures Performed

Step 1: Strong Company Management Systems

•	Responsible minerals sourcing policy: Innoviz has adopted a Conflict Minerals Policy, which is available on https://ir.innoviz.tech/corporate-governance/conflict-minerals, according to which we affirm our commitment to responsible sourcing of minerals and to increasing transparency in our supply chain, indicate our expectations from our Suppliers to: (1) responsibly source minerals, and to this end identify and assess risks in their supply chain and continually make efforts to ensure responsible sourcing; and (2) cooperate with periodic audits, through CMRT reports and other means of due diligence efforts made by us. In addition, we adopted Code of Ethics and Conduct, which is available on https://ir.innoviz.tech/corporate-governance/governance-documents, that applies to all its directors, officers and employees, in which, among others, we express our commitment to environmental protection and compliance with all applicable laws and regulations and encourage our employees to uphold those standards and report any deviation therefrom. The content of any website referred to in this Report is included for general information only and is not incorporated by reference into this document.

•	Internal responsible minerals team: As part of the responsibilities of the quality, operations and legal and compliance teams at Innoviz, the said teams work together and are responsible to implement the Conflict Minerals Policy in the Company, including without limitation, running audits to new suppliers, running periodic audits (through CMRT reports and other means) to existing suppliers, reporting to management on the status of implementation of the Conflict Minerals program and submitting all mandatory reports.

•	Supply chain controls system: We employ a system of controls to promote transparency in our Conflict Minerals supply chain through the use of due diligence tools. To this end, our new key component suppliers are audited including with respect to responsibly sourcing minerals. In addition, we annually use CMRT to collect suppliers’ information, engaging a third-party provider to collect and compile supplier responses. We retain relevant Conflict Minerals documentation in a structured electronic database.

•	Supplier engagement: Innoviz has a Code of Conduct for Suppliers, which is available on https://innoviz.tech/code-of-conduct-for-suppliers that also indicates our expectation from our Suppliers to responsibly source minerals and to abide by all Innoviz policies.

•	Company grievance mechanism: In addition, Innoviz has a Whistleblower Policy pursuant to which any person may file an anonymous complaint if he/she has concerns relating to infringement of the Company’s policies. The Whistleblower Policy is available on https://ir.innoviz.tech/corporate-governance/whistleblower-policy.

Step 2: Identification and Assessment of Risk in the Supply Chain

We identified and assessed risk in our supply chain as follows: first, we identified our major direct Suppliers that supply products to Innoviz that may contribute necessary Conflict Minerals to our products. We then conducted an annual supply chain survey by requesting those direct Suppliers, using the CMRT, to provide information regarding the source and chain of custody of Conflict Minerals in their supply chain. The CMRT is designed to identify the Conflict Minerals contained in the Suppliers’ products supplied to us, the smelters and refiners that processed those Conflict Minerals, and the country of origin of those Conflict Minerals. To facilitate the collection of complete, accurate, standardized and verifiable information, we relied primarily on the CMRT.

Risk assessment: Our risk assessment is designed to identify risks in our supply chain. This includes Suppliers that have not received a conflict-free designation based on the RMAP, smelters and refiners that we have reason to believe may source Conflict Minerals from Covered Countries or that we do not have sufficient knowledge to determine the same.

Step 3: Strategy to Respond to Identified Risks

We reviewed Suppliers’ responses to the CMRT and entered them into a database maintained by a third-party service provider. For Suppliers that provided unclear or incomplete responses, an escalation process has been used that was aimed to obtain complete and accurate required information. For Suppliers that indicated that they may source 3TG minerals from Covered Countries, further investigation has been conducted to ensure that they hold a conflict-free designation from the RMAP to conclude that they did not directly or indirectly finance or benefit armed groups in the Covered Countries.

In addition, we informed Suppliers of our expectations as to responsible sourcing of minerals through publication of our policies on our website and contractual documents such as our Supply Terms & Conditions available on https://innoviz.tech/supply-toc .

Step 4: Independent Third-Party Audit of Supply Chain Due Diligence

Since we are many steps away in the supply chain from smelters or refiners that process Conflict Minerals used in our products and do not have any direct relationships with such smelters or refiners, we did not perform ourselves a direct audit of smelters or refiners within our supply chain. Instead, we relied on conflict-free designations based on the activities of other organizations such as the RMI (through the RMAP) and when applicable on audit questionnaires we requested our key suppliers to fill out.

Step 5: Report on Supply Chain Due Diligence

We report annually on our supply chain due diligence, as required by the Rule, and have posted our Conflict Minerals Policy as well as this Form SD and Conflict Minerals Report on our website at https://ir.innoviz.tech/corporate-governance/conflict-minerals.

Determination

On account of incomplete information, we are unable at this time to conclusively determine and describe in this Report a complete list of either the facilities used to process the Conflict Minerals used in our products or the countries of origin of those Conflict Minerals. We have, nevertheless, described below the results of our assessment on the source of the Conflict Minerals, to the extent that we received information from our relevant Suppliers through our due diligence efforts.

As indicated above, the products that we manufacture, or contract to manufacture, are highly complex, and typically contain thousands of components from many Suppliers and we are many steps away from smelters and refiners and are considered as “downstream” company. Due to this, we relied on our Suppliers to provide information on the origin of the Conflict Minerals contained in the supplied products.

In all, we surveyed 99 Suppliers. 96.97% of the Suppliers whom we surveyed provided a complete response. Based on the information received from our Suppliers, we identified 256 smelters or refiners of Conflict Minerals used generally in their supply chains. We have no reason to believe that any of these smelters and refiners of Conflict Minerals directly or indirectly finance or benefit armed groups in the Covered Countries.

To the extent reasonably possible, we documented the country of origin of the identified smelters and refiners based on information received through a third-party audit which ran the CMRT by our Suppliers.

However, some Suppliers were unable to provide a complete list of smelters or refiners or their origin. In addition, despite receiving information regarding smelters or refiners used generally by some Suppliers in their supply chains, these Suppliers were unable to report which smelters or refiners were part of the supply chain applicable to the specific products that were sold to us. As a result, we are unable to conclusively identify the complete list of smelters and refiners that source 3TG contained in our products, the country of origin of the smelters and refiners and the origin of the mine of the same 3TG. Therefore, our list of smelters and refiners includes only those smelters and refiners we identified in our supply chain to the best of our reasonable effort and knowledge, and the inclusion of a country on our list of smelters and refiners is not a definitive indicator that we utilized materials sourced from that country. Based on the information we acquired from our Suppliers with respect to smelters and refiners, Innoviz has no reason to conclude that any of the smelters and refiners of 3TG that are included in our products sourced 3TG that financed or benefited armed groups in the Covered Countries. Additionally, we do not source directly from Russia, and comply with international sanctions regarding shipments to and from Russia. The third-party audit provided us with a list of potential countries of origin, which includes all potential countries of origin compiled from responses provided by the Suppliers.

Continuous efforts to mitigate risk

We intend to maintain our approach for responsible sourcing of the minerals used in our products and to continue to comply with any applicable regulations related to the sourcing of, and disclosure concerning, the Conflict Minerals that may be contained in our products including auditing our suppliers, making due diligence efforts, preparing annual reports and employing our risk mitigation management procedures and applying corrective measures when a deviation from the above is detected during the aforementioned due diligence efforts.

Forward Looking Statements

This Report may contain certain forward-looking statements within the meaning of the federal securities laws. Readers are cautioned that statements in this Report regarding further Supplier engagement, due diligence and risk mitigation efforts and strategy, constitute forward looking statements. These forward-looking statements generally are identified by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “strategy”, “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “will be,” “will continue,” “is likely,” “will likely result,” “contemplate,” “possible,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Report. You should carefully consider the foregoing factors and the other risks and uncertainties described in Innoviz’s Annual Report on Form 20-F filed with the SEC on March 4, 2026, and other documents filed by Innoviz from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Innoviz assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Innoviz gives no assurance that it will achieve its expectations.

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